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Pricing Supplement No. G39
To the Underlying Supplement dated September 14, 2009,
Product Supplement No. G-I dated March 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 May 28, 2010

$409,000
Principal Protected ProNotes® due June 3, 2015
Linked to the Performance of a Basket Consisting of the S&P 500® Index, the
iShares® Barclays TIPS Bond Fund, the iShares® MSCI EAFE® Index Fund, the SPDR® Gold Trust and the iShares® MSCI Emerging Markets Index Fund

General

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The securities are principal protected at maturity and are designed for investors who seek a return linked to the performance of a weighted basket consisting of the S&P 500 Index, the iShares Barclays TIPS Bond Fund, the iShares MSCI EAFE Index Fund, the SPDR Gold Trust and the iShares MSCI Emerging Markets Index Fund. The amount payable at maturity will be based on the average of the appreciation, if any, of the Basket Components measured from the Trade Date to each annual Valuation Date. Investors should be willing to forgo interest and dividend payments. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing June 3, 2015.†

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities priced on May 28, 2010 (the "Trade Date") and are expected to settle on June 3, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Basket:
	The securities are linked to a weighted basket consisting of one index and four exchange-traded funds (each a "Basket Component" and, together, the "Basket Components"). Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting:
		Basket Component	Ticker	Initial Level	Component Weighting
		S&P 500 Index	SPX	1089.41	50%
		iShares Barclays TIPS Bond Fund	TIP UP	106.10	25%
		iShares MSCI EAFE Index Fund	EFA UP	48.32	10%
		SPDR Gold Trust	GLD UP	118.90	10%
		iShares MSCI Emerging Markets Index Fund	EEM UP	38.10	5%
Redemption Amount:
	At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Basket Return, calculated as set forth below. Any payment at maturity is subject to our ability to pay our obligations as they become due.
Basket Return:	•	If the Final Basket Level is greater than the Initial Basket Level, the Basket Return will be calculated as follows:
		Upside Participation Rate ×	Final Basket Level – Initial Basket Level Initial Basket Level
	•	If the Final Basket Level is less than or equal to the Initial Basket Level, the Basket Return will equal zero.
	Accordingly, if the Final Basket Level is less than or equal to the Initial Basket Level, you will be entitled to receive only your principal amount at maturity.
Upside Participation Rate:	125%
Initial Basket Level:	100
Final Basket Level:	The arithmetic average of the Basket Levels on the Valuation Dates.
Basket Level:	On any Valuation Date, the Basket Level will be calculated as follows:

	100 × [1 + (SPX Return × 50%) + (TIP Return × 25%) + (EFA Return × 10%) + (GLD Return × 10%) + (EEM Return × 5%)] where the SPX Return, the TIP Return, the EFA Return, the GLD Return and the EEM Return are the Component Returns of the S&P 500 Index, the iShares Barclays TIPS Bond Fund, the iShares MSCI EAFE Index Fund, the SPDR Gold Trust and the iShares MSCI Emerging Markets Index Fund, respectively, on such Valuation Date.
Component Return:	With respect to each Basket Component, the Component Return on any Valuation Date will be calculated as follows:
		Final Level – Initial Level Initial Level
Final Level:
	For each Basket Component on each Valuation Date, the closing level for such Basket Component on such Valuation Date. The closing level for any Basket Component that is an exchange traded fund is subject to adjustment for dilution events as described in the accompanying product supplement.
Valuation Dates†:	May 31, 2011, May 29, 2012, May 29, 2013, May 29, 2014 and May 29, 2015.
Maturity Date†:	June 3, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EUR3

†    Subject to postponement if the scheduled Maturity Date is not a business day or the last scheduled Valuation Date is not an underlying business day and in the event of a market disruption event as described in the accompanying product supplement under "Description of the Securities—Market disruption events."

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 3 of this pricing supplement and "Risk Factors" beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$2.50	$997.50

Total	$409,000.00	$130.00	$408,870.00

(1)    We or one of our affiliates will pay varying discounts and commissions of up to 0.25% or $2.50 per $1,000 principal amount of securities in connection with the distribution of the securities. In addition, an affiliate of ours will pay referral fees of 0.50% or $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities. For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. For more information, see "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

Notes	$409,000.00	$29.16

Credit Suisse

May 28, 2010

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated September 14, 2009, the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Underlying supplement dated September 14, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909008321/a2194364z424b2.htm

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  Product supplement No. G-I dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003140/a2191821z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this pricing supplement and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and scenarios below illustrate hypothetical Redemption Amounts per $1,000 principal amount of securities for a range of hypothetical scenarios reflecting the Upside Participation Rate of 125%. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the arithmetic average of the Basket Levels on the Valuation Dates. Any payment at maturity is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and scenarios below have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket Level	Basket Return	Redemption Amount
200.00	100.00%	125.00%	$2,250.00
190.00	90.00%	112.50%	$2,125.00
180.00	80.00%	100.00%	$2,000.00
170.00	70.00%	87.50%	$1,875.00
160.00	60.00%	75.00%	$1,750.00
150.00	50.00%	62.50%	$1,625.00
140.00	40.00%	50.00%	$1,500.00
130.00	30.00%	37.50%	$1,375.00
120.00	20.00%	25.00%	$1,250.00
115.00	15.00%	18.75%	$1,187.50
110.00	10.00%	12.50%	$1,125.00
105.00	5.00%	6.25%	$1,062.50
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
85.00	-15.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
70.00	-30.00%	0.00%	$1,000.00
60.00	-40.00%	0.00%	$1,000.00
50.00	-50.00%	0.00%	$1,000.00
40.00	-60.00%	0.00%	$1,000.00
30.00	-70.00%	0.00%	$1,000.00
20.00	-80.00%	0.00%	$1,000.00
10.00	-90.00%	0.00%	$1,000.00
0.00	-100.00%	0.00%	$1,000.00

The following scenarios illustrate how the Redemption Amount is calculated.

Scenario 1:

Scenario 1 assumes the Final Basket Level is 130, an increase of 30% from the Initial Basket Level. The Redemption Amount is calculated as follows when the Final Basket Level is greater than the Initial Basket Level:

Basket Return	=	Upside Participation Rate × [(Final Basket Level - Initial Basket Level) / Initial Basket Level]
	=	125% × [(130 - 100) / 100]
	=	37.50%
Redemption Amount	=	Principal × (1 + Basket Return)
	=	$1,000 × 1.375
	=	$1,375

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $1,375 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the Basket Level.

Scenario 2:

Scenario 2 assumes the Final Basket Level is 100, equal to the Initial Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, the Basket Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Scenario 3:

Scenario 3 assumes the Final Basket Level is 70, a decrease of 30% from the Initial Basket Level. Because the Final Basket Level is less than the Initial Basket Level, the Basket Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities even though there has been a decline in the Basket Level.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket or in any of the Basket Components. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  THE SECURITIES DO NOT PAY INTEREST – We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the arithmetic average of the Basket Levels on the Valuation Dates. If the Final Basket Level is less than the Initial Basket Level, you will receive only your principal amount of securities at maturity, subject to our ability to pay our obligations as they become due. The return on the securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

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  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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  THE BASKET COMPONENTS ARE NOT EQUALLY WEIGHTED – The securities are linked to a weighted Basket consisting of five Basket Components as specified on the cover of this pricing supplement. One consequence of the unequal weighting of the Basket Components is that if a higher weighted Basket Component performs poorly and a lower weighted Basket Component performs well, the Final Basket Level will reflect the poor performance of the higher weighted Basket Component more than it reflects the strong performance of the lower weighted Basket Component, which would have an adverse effect on the value of the securities.

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  CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER – Movements in the levels of the Basket Components may not correlate with each other. At a time when the level of one or more of the Basket Components increases, the level of another Basket Component may not increase as much or may even decline. Therefore, in calculating the Basket Return, an increase in the level of one or more of the Basket Components may be moderated, or more than offset, by a lesser increase or decline in the level of another Basket Component.

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  THE FINAL BASKET LEVEL MAY BE LESS THAN THE BASKET LEVEL AT VARIOUS TIMES DURING THE TERM OF THE SECURITIES – Because the Final Basket Level used to calculate the Basket Return will equal the arithmetic average of the Basket Levels on the Valuation Dates, the Basket Level at various times during the term of the securities, including on the final Valuation Date, could be higher or lower than the Final Basket Level. This difference could be particularly large if there is a significant change in the Basket Level during the latter portion of the term of the securities or there is significant volatility in the levels of the Basket during the term of the securities. For example, if the Basket Level initially declines or remains relatively constant and then significantly increases above the Initial Basket Level in the year prior to maturity, the Final Basket Level will be significantly lower than the actual Basket Level on the final Valuation Date. Similarly, if the Basket Level steadily increases and then steadily decreases back to the Initial Basket Level by the final Valuation Date, the Final Basket Level will be significantly less than the Basket Level at its peak. An increase in the Basket Level on one or more Valuation Dates, including the final Valuation Date, compared to the Initial Basket Level may be substantially or entirely offset by a decrease in the Basket Level on one or more other Valuation Dates.

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  THERE ARE RISKS ASSOCIATED WITH EACH FUND – Although shares of the iShares Barclays TIPS Bond Fund, the iShares MSCI EAFE Index Fund, the SPDR Gold Trust and the iShares MSCI Emerging Markets Index Fund (each a "Fund") are listed for trading on the NYSE Arca, Inc. ("NYSE Arca") and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of each Fund or that there will be liquidity in the trading market. Each Fund is subject to management risk, which is the risk that the Fund's investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to a Fund's investment strategy or otherwise, the investment advisor for a Fund may add, delete or substitute the components held by the Fund it advises. Any of these actions could affect the price of the shares of each Fund and consequently the value of the securities.

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  THE PERFORMANCE OF EACH OF THE ISHARES BARCLAYS TIPS BOND FUND, THE ISHARES MSCI EAFE INDEX FUND AND THE ISHARES MSCI EMERGING MARKETS INDEX FUND MAY NOT CORRELATE TO THE PERFORMANCE OF SUCH FUND'S TRACKED INDEX – Each of the iShares Barclays TIPS Bond Fund, the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund will generally invest in all of the components included in the index tracked by such Fund (for each Fund, its "Tracked Index"). There may, however, be instances where a Fund's investment advisor may choose to overweight another component in such Fund's Tracked Index, purchase components not included in such Fund's Tracked Index that the investment advisor believes are appropriate to substitute for a component included in such Tracked Index or utilize various combinations of the other available investment techniques in seeking to accurately track such Tracked Index. In addition, the performance of each such Fund will reflect additional transaction costs and fees that are not included in the calculation of such Fund's Tracked Index. Finally, because the shares of each Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of such Fund. For all the foregoing reasons, the performance of each such Fund may not correlate with the performance of its Tracked Index. See the information set forth under "Basket Components—The iShares® Barclays TIPS Bond Fund" herein and "The Funds—The iShares® Funds" in the accompanying underlying supplement.

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  NON-U.S. SECURITIES MARKETS RISKS – The equity securities comprising the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund are issued by foreign companies in foreign securities markets. These equity securities may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.

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  CURRENCY EXCHANGE RISK – The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund, which measure the performance of certain foreign stocks. Currency markets may be highly volatile, particularly markets for emerging or developing nations' currencies and, in certain market conditions, also in relation to developed nations' currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks comprising the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund, the level of each Fund and the value of the securities.

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  THE VALUE OF THE SPDR GOLD TRUST IS NOT NECESSARILY REPRESENTATIVE OF THE GOLD INDUSTRY – The performance of the SPDR Gold Trust may not fully replicate the performance of the price of gold due to the fees and expenses charged by the SPDR Gold Trust or by restrictions on access to gold or due to other circumstances. The SPDR Gold Trust does not generate any income and as the SPDR Gold Trust regularly sells gold to pay for its ongoing expenses, the amount of gold represented by the SPDR Gold Trust has gradually declined over time. The SPDR Gold Trust sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the SPDR Gold Trust rises or falls in response to changes in the price of gold. The sale of the SPDR Gold Trust's gold to pay expenses at a time of low gold prices could adversely affect the value of the SPDR Gold Trust. Additionally, there is a risk that part or all of the SPDR Gold Trust's gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

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  THERE ARE RISKS IN SECURITIES RELATING TO COMMODITIES TRADING ON THE LONDON BULLION MARKET ASSOCIATION – The value of the SPDR Gold Trust is closely related to the price of gold. Gold is traded on the London Bullion Market Association ("LBMA"). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals' market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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  ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the shares of each Fund. However, an adjustment will not be required in response to all events that could affect the shares of each Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See "Description of the Securities—Anti-dilution adjustments for funds" in the accompanying product supplement.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO VOTING RIGHTS OR DIVIDEND PAYMENTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the components that comprise the Basket Components.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the Basket Level on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

    o
    the time to maturity of the securities;

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    the expected volatility of the Basket Components;

    o
    interest and yield rates in the market generally as well as in the United States and in each of the countries where the Basket Components are traded;

    o
    the occurrence of certain events to the shares of each Fund that may or may not require an anti-dilution adjustment for such Fund;

    o
    the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the components comprising each Fund and any other currency relevant to the value of such Fund;

    o
    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Basket Components or markets generally and which may affect the levels of the Basket Components; and

    o
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Dates) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

Basket Components

We have derived all information regarding each Basket Component contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We make no representation or warranty as to the accuracy or completeness of this publicly available information. The information on the Basket Components provided in this pricing supplement is just a summary and should be read together with the additional disclosure in the accompanying underlying supplement. Information contained in the respective Basket Component websites and the Bloomberg pages referenced below is not incorporated by reference herein.

The S&P 500® Index

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The S&P 500 Index is reported by Bloomberg under the ticker symbol "SPX." For further information on the S&P 500 Index, please refer to "The Reference Indices—The S&P Indices—The S&P 500® Index" in the accompanying underlying supplement.

The iShares® Barclays TIPS Bond Fund

The iShares Barclays TIPS Bond Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the inflation-protected public obligations of the United States Treasury. Inflation-protected public obligations of the U.S. Treasury, commonly known as "TIPS," are securities issued by the U.S. Treasury that are designed to provide inflation protection to investors. TIPS are income-generating instruments whose interest and principal payments are adjusted for inflation—a sustained increase in prices that erodes the purchasing power of money. The inflation adjustment, which is typically applied monthly to the principal of the bond, follows a designated inflation index, such as the consumer price index. A fixed coupon rate is applied to the inflation-adjusted principal so that as inflation rises, both the principal value and the interest payments increase. This can provide investors with a hedge against inflation, as it helps preserve the purchasing power of an investment. Because of this inflation adjustment feature, inflation-protected bonds typically have lower yields than conventional fixed-rate bonds. The iShares Barclays TIPS Bond Fund generally invests at least 90% of its assets in the bonds included in the Barclays Capital U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L) and at least 95% of its assets in U.S. government bonds. The iShares Barclays TIPS Bond Fund may invest up to 10% of its assets in U.S. government bonds not included in the Barclays Capital U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L), but which BlackRock Fund Advisors ("BFA"), the investment advisor to the iShares Barclays TIPS Bond Fund, believes will help the iShares Barclays TIPS Bond Fund track the Barclays Capital U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L). BFA is a wholly-owned subsidiary of BlackRock Institutional Trust Company, N.A. ("BTC"), which in turn is a wholly-owned subsidiary of BlackRock, Inc. The shares of the iShares Barclays TIPS Bond Fund are listed for trading on the NYSE Arca. Trading prices of the iShares Barclays TIPS Bond Fund are reported by Bloomberg under the ticker symbol "TIP UP".

Barclays Capital U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L)

The Barclays Capital U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L) measures the performance of inflation-protected public obligations of the U.S. Treasury. The Barclays Capital U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L) is market capitalization weighted, includes all publicly issued U.S. inflation-protected securities that meet the criteria for inclusion and is rebalanced once a month on the last calendar day of the month. The U.S. inflation-protected securities included in the Barclays Capital U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L) must have a remaining maturity of at least one year, are rated investment grade (at least Baa3 by Moody's Investors Service), have $250 million or more of outstanding face value and have settled on or before the rebalancing date. In addition, the securities must be denominated in U.S. dollars and must be fixed-rate and non-convertible. In calculating the Barclays Capital U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L), income from coupons is reinvested on the monthly rebalancing date. The Barclays Capital U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L) is calculated, maintained and published by Barclays Capital Inc. ("BCI").

The iShares® MSCI EAFE® Index Fund

The iShares MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE Index. The MSCI EAFE Index is intended to provide performance benchmarks for the following 21 developed equity markets: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The shares of the iShares MSCI EAFE Index Fund are listed for trading on the NYSE Arca. Trading prices of the iShares MSCI EAFE Index Fund are reported by Bloomberg under the ticker symbol "EFA UP". For further information on the iShares MSCI EAFE Index Fund, please refer to "Recent Developments Related to the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund" below and "The Funds—The iShares Funds—The iShares® MSCI EAFE® Index Fund" in the accompanying underlying supplement.

The SPDR® Gold Trust

The SPDR Gold Trust is an investment trust formed on November 12, 2004 and sponsored by World Gold Trust Services, LLC. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee, HSBC Bank USA, N.A. is the custodian and State Street Global Markets, LLC is the marketing agent for the SPDR Gold Trust. Information provided to or filed with the SEC by the SPDR Gold Trust pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-153150 and 001-32356, respectively, through the SEC's website at http://www.sec.gov.

The SPDR Gold Trust seeks to mirror as closely as possible the price of gold bullion, before fees and expenses. The SPDR Gold Trust holds gold bars and issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The shares of the SPDR Gold Trust are listed for trading on the NYSE Arca. Trading prices of the SPDR Gold Trust are reported by Bloomberg under the ticker symbol "GLD UP".

The iShares® MSCI Emerging Markets Index Fund

The iShares MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in global emerging markets, as measured by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to provide performance benchmarks for the following 22 emerging equity markets: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Korea, Malaysia, Mexico, Morocco, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. The shares of the iShares MSCI Emerging Markets Index Fund are listed for trading on the NYSE Arca. Trading prices of the iShares MSCI Emerging Markets Index Fund are reported by Bloomberg under the ticker symbol "EEM UP". For further information on the iShares MSCI Emerging Markets Index Fund, please refer to "Recent Developments Related to the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund" below and "The Funds—The iShares Funds—The iShares® MSCI Emerging Markets Index Fund" in the accompanying underlying supplement.

Recent Developments Related to the iShares Barclays TIPS Bond Fund, the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund

On December 1, 2009, BlackRock, Inc. announced that it completed its merger with Barclays Global Investors, including the iShares exchange traded funds business. The combined firm operates under the BlackRock name and retains the iShares brand.

All publicly available information contained herein reflects the policies of, and is subject to change by, iShares® Inc. ("iShares"), iShares® Trust, BTC, and BFA. Prior to December 1, 2009, BTC was known as Barclays Global Investors, N.A. BFA is the investment advisor to the iShares Barclays TIPS Bond Fund, the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund. BFA is a wholly-owned subsidiary of BTC, which in turn is a wholly-owned subsidiary of BlackRock, Inc.

The iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares Barclays TIPS Bond Fund, the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund. Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC's website at http://www.sec.gov. For additional information regarding iShares, BFA and the iShares Barclays TIPS Bond Fund, the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund, please see the prospectus dated July 1, 2009 as revised December 1, 2009 for the iShares Barclays TIPS Bond Fund, the prospectus dated December 1, 2009 for the iShares MSCI EAFE Index Fund and the prospectus dated January 1, 2010 for the iShares MSCI Emerging Markets Index Fund. In addition, information about the Shares Barclays TIPS Bond Fund, the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares website. Information contained in the iShares website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Historical Information

The following graphs set forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the closing levels and prices of the Basket Components. The Basket graph sets forth the historical performance of the Basket from January 1, 2005 through May 28, 2010. The graph of the historical Basket performance reflects the Basket Level on May 28, 2010 of 100. The Basket Component graphs set forth the historical performance of the Basket Components from January 1, 2005 through May 28, 2010. The closing level of the S&P 500 Index on May 28, 2010 was 1089.41. The closing price of one share of the iShares Barclays TIPS Bond Fund on May 28, 2010 was 106.10. The closing price of one share of the iShares MSCI EAFE Index Fund on May 28, 2010 was 48.32. The closing price of one share of the SPDR Gold Trust on May 28, 2010 was 118.90. The closing price of one share of the iShares MSCI Emerging Markets Index Fund on May 28, 2010 was 38.10. We obtained the closing level and the closing prices for the Basket Components from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical closing levels and closing prices of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the closing levels or prices of the Basket Components on the Valuation Dates. We cannot give you assurance that the performance of the Basket Components will result in any return in excess of your initial investment. Any payment at maturity is subject to our ability to pay our obligations as they become due.

 Historical Performance of the S&P 500 Index

Historical Performance of the iShares Barclays
TIPS Bond Fund

Historical Performance of the iShares MSCI EAFE
Index Fund

 Historical Performance of the SPDR Gold Trust

Historical Performance of the iShares MSCI
Emerging Markets Index Fund

Historical Performance of the Basket

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and who purchase the securities at the "issue price" of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

  •
  a financial institution,

  •
  a mutual fund,

  •
  a tax-exempt organization,

  •
  a grantor trust,

  •
  certain U.S. expatriates,

  •
  an insurance company,

  •
  a dealer or trader in securities or foreign currencies,

  •
  a person (including traders in securities) using a mark-to-market method of accounting,

  •
  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

We will treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the "Contingent Debt Obligations") in the manner described below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

  •
  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

  •
  require you to accrue original issue discount at the comparable yield (as described below); and

  •
  generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the Maturity Date of the securities, that equals:

  •
  the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that you held the securities.

The "issue price" of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the Maturity Date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 3.17%, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination—and only for purposes of this determination, which is required for federal income tax purposes—we have assumed that the securities will not be called and will be held until the Maturity Date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the Maturity Date, at which time the projected payment amount includes $69,666 of interest on the aggregate principal amount. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

  •
  first, reduce the amount of original issue discount required to be accrued in the current year;

  •
  second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

  •
  third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Legislation Affecting Securities Held Through Foreign Accounts

Congress recently enacted the "Hiring Incentives to Restore Employment Act" (the "Act"). Under the Act, a 30% withholding tax is imposed on "withholdable payments" made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to annually report certain information about such account. "Withholdable payments" include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income ("FDAP"), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act's withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Information Reporting Regarding Foreign Accounts

The Act also requires individual taxpayers with an interest in any "specified foreign financial asset" to file a report to the IRS with information relating to the asset and the maximum value thereof during the taxable for any year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-United States person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-United States person, and (iii) any interest in an entity which is a non-United States person. Depending on the aggregate value of your investment in specified foreign assets, you may be obligated to file an annual report under this provision. The requirement to file a report is effective for taxable years beginning after March 18, 2010. Penalties apply to any failure to file a required report.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will the receive underwriting discounts and commissions set forth on the cover page of this pricing supplement. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, will pay referral fees to other broker-dealers of 0.50% or $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

CSSU is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to "Underwriting" in the accompanying product supplement.

EXHIBIT A

Credit Suisse, Nassau Branch
U.S. $409,000 Principal Protected ProNotes® due June 3, 2015 (the "Securities")
Linked to the Performance of a Basket Consisting of the S&P 500® Index, the iShares® Barclays TIPS Bond Fund, the iShares® MSCI EAFE® Index Fund, the SPDR® Gold Trust and the iShares® MSCI Emerging Markets Index Fund Projected Payment Schedule ("Tax Schedule")*

The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder's income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon. See the Pricing Supplement dated May 28, 2010 for additional information. Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities. The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $409,000 Principal Amount and for a $1,000 Principal Amount respectively.

Principal Amount: $409,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
30-Jun-10	0.00	972.40	409,972.40	36.01
31-Dec-10	0.00	6,498.06	416,470.46	36.10
30-Jun-11	0.00	6,601.06	423,071.52	36.67
31-Dec-11	0.00	6,705.68	429,777.20	37.25
30-Jun-12	0.00	6,811.97	436,589.17	37.84
31-Dec-12	0.00	6,919.94	443,509.11	38.44
30-Jun-13	0.00	7,029.62	450,538.73	39.05
31-Dec-13	0.00	7,141.04	457,679.77	39.67
30-Jun-14	0.00	7,254.22	464,933.99	40.30
31-Dec-14	0.00	7,369.20	472,303.19	40.94
3-Jun-15	0.00	6,363.10	478,666.30	41.59
Projected Amount Payable at Retirement			478,666.30

Principal Amount: $1,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
30-Jun-10	0.00	2.3775	1,002.38	0.0881
31-Dec-10	0.00	15.8877	1,018.27	0.0883
30-Jun-11	0.00	16.1395	1,034.40	0.0897
31-Dec-11	0.00	16.3953	1,050.80	0.0911
30-Jun-12	0.00	16.6552	1,067.46	0.0925
31-Dec-12	0.00	16.9192	1,084.37	0.0940
30-Jun-13	0.00	17.1873	1,101.56	0.0955
31-Dec-13	0.00	17.4598	1,119.02	0.0970
30-Jun-14	0.00	17.7365	1,136.76	0.0985
31-Dec-14	0.00	18.0176	1,154.78	0.1001
3-Jun-15	0.00	15.5577	1,170.33	0.1017
Projected Amount Payable at Retirement			1,170.33

*
The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of 3.17% per annum. Assumptions regarding future events are inherently uncertain. Actual payments may vary materially from the hypothetical payment schedule due to a number of factors. Additional information regarding assumptions is available upon request. See the Pricing Supplement for additional information.

Credit Suisse

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Historical Performance of the S&P 500 Index
Historical Performance of the iShares Barclays TIPS Bond Fund
Historical Performance of the iShares MSCI EAFE Index Fund
Historical Performance of the SPDR Gold Trust
Historical Performance of the iShares MSCI Emerging Markets Index Fund
Historical Performance of the Basket
Credit Suisse, Nassau Branch U.S. $409,000 Principal Protected ProNotes® due June 3, 2015 (the "Securities") Linked to the Performance of a Basket Consisting of the S&P 500® Index, the iShares® Barclays TIPS Bond Fund, the iShares® MSCI EAFE® Index Fund, the SPDR® Gold Trust and the iShares® MSCI Emerging Markets Index Fund Projected Payment Schedule ("Tax Schedule")
Credit Suisse